Exhibit 16.1
June 20, 2016
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of Rocket Fuel Inc.’s Current Report on Form 8-K dated June 20, 2016, and have the following comments:

1.	We agree with the statements made in the second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements in the first and fifth paragraphs.
Yours truly,
/s/ Deloitte & Touche LLP